Exhibit 99.1

Catalyst Biosciences Announces the Calling of Remaining Warrants and Conversion of Remaining

Series A Preferred Shares Issued April 12, 2017

Total of 11.9 million common shares outstanding post-conversion and warrant exercise

SOUTH SAN FRANCISCO, Calif. – Mar. 5, 2018 – Catalyst Biosciences, Inc. (Nasdaq: CBIO), a clinical-stage biopharmaceutical company focused on developing novel medicines to address hematology indications, today announced the call of the remaining 254,628 outstanding warrants issued during the April 12, 2017 financing and the call to convert the remaining 3,580 shares of Series A Preferred Stock issued in the same financing, which are convertible into 716,000 shares of common stock. During the April 12, 2017 financing, the Company issued 2,070,000 warrants to purchase 2,070,000 shares of common stock with an exercise price equal to $5.50 price share. To date, warrants to purchase 1,815,372 shares of common stock have been exercised, for aggregate gross proceeds to the Company of approximately $10.0 million. If the remaining outstanding warrants are exercised, the aggregate proceeds to the Company will be approximately an additional $1.4 million.

“With greater than $135 million in cash we are in a strong financial position. Now with the conversion of the Series A Preferred Stock to common stock and calling the remaining warrants, we are taking the final steps to simplify our balance sheet,” said Nassim Usman, chief executive officer of Catalyst Biosciences. “We look forward to focusing on developing our Factor VIIa and Factor IX clinical programs as they progress through mid-stage clinical development”

The Company has notified warrant holders of its election to call for cancellation, as of March 5, 2018, any of the remaining warrants issued April 12, 2017 that have not previously been exercised by that date. During the ten trading days following the notice date until 6:30 p.m. Eastern Standard Time on March 19, 2018 (the “Call Period”), holders may exercise their warrants, in whole or in part, to purchase all or a portion of the shares of common stock underlying their warrants pursuant to the terms of their warrants. Following the extinguishment of the Call Period, the Company will promptly pay warrant holder a price of $0.001 per unexercised share of common stock underlying the warrants remaining outstanding and the remaining outstanding warrants will be cancelled and the right to exercise such warrants will extinguish.

About Catalyst

Catalyst is a clinical-stage biopharmaceutical company developing novel medicines to address hematology indications. Catalyst is focused on the field of hemostasis, including the subcutaneous prophylaxis of hemophilia and facilitating surgery in individuals with hemophilia. For more information, please visit www.catalystbiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statement of historical facts (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) are forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-

looking statements that the Company makes, including, but not limited to, the risk that trials and studies may be delayed and may not have satisfactory outcomes, that human trials will not replicate the results from animal studies, that potential adverse effects may arise from the testing or use of the Company’s products, including the generation of antibodies, the risk that costs required to develop or manufacture the Company’s products will be higher than anticipated, competition and other factors that affect our ability to establish collaborations on commercially reasonable terms and other risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017 along with other filings with the Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts

Investors:

Fletcher Payne, CFO

Catalyst Biosciences, Inc.

1.650.871.0761

investors@catbio.com

Media:

Josephine Belluardo, Ph.D.

LifeSci Public Relations

1.646.751.4361

jo@lifescipublicrelations.com